Exhibit 99.1

AV Homes Reports Results for First Quarter 2017

First Quarter 2017 Highlights - as compared to the prior year first quarter (unless otherwise noted)

•	Earnings per share increased to $0.11 from $0.04, on net income of $2.4 million
•	Total revenue increased 25% to $155.5 million
•	Homebuilding revenue increased 23% to $148.7 million
•	Homes delivered increased by 8% to 462 units
•	Average selling price for homes delivered increased 14% to $322,000 per home

Scottsdale, AZ (April 27, 2017) – AV Homes, Inc. (Nasdaq: AVHI), a developer and builder of residential communities in Florida, the Carolinas and Arizona, today announced results for its first quarter ended March 31, 2017.  Total revenue for the first quarter of 2017 increased 25% to $155.5 million from $124.1 million in the first quarter of 2016.  Net income and diluted earnings per share increased to $2.4 million and $0.11 per share, respectively, compared to net income of $0.8 million and $0.04 per share in the first quarter of 2016.

“With a 25% increase in revenue over the prior year period and strong profit generated in the first quarter, AV Homes continues to effectively execute against our focused growth strategy in driving shareholder value,” said Roger A. Cregg, President and Chief Executive Officer.  “Having successfully completed the acquisition of Savvy Homes on April 3, we have further enhanced our position in one of the most attractive U.S. growth markets.” Mr. Cregg continued, “Our balance sheet strength and ample liquidity further enables us to be properly positioned to capitalize on profitable growth opportunities in 2017 and beyond.”

The increase in total revenue was driven by volume increases at existing communities and higher average selling prices.  During the first quarter of 2017, the Company delivered 462 homes, an 8% increase from the 428 homes delivered during the first quarter of 2016, and the average unit price per closing improved 14% to approximately $322,000 from approximately $283,000 in the first quarter of 2016 due to price increases and improvements in the mix of homes sold.

Homebuilding gross margin was 17.4% in the first quarter of 2017 compared to 18.3% in the first quarter of 2016 with improvements in the Arizona margin being more than offset by a decline in the Florida and Carolinas gross margins.  Homebuilding gross margin is inclusive of the impact associated with the expensing of previously capitalized interest of 3.0% and 2.6% in the 2017 and 2016 periods, respectively.

Total SG&A expense as a percent of homebuilding revenue improved to 15.0% in the first quarter of 2017 from 16.8% in the first quarter of 2016.  Homebuilding SG&A expense as a percentage of homebuilding revenue was 11.9% in the first quarter of 2017 compared to 13.4% in the first quarter of 2016.  The improvement was primarily due to the increased scale of the business in the Carolinas and Arizona, which allows us to leverage our cost base.  Corporate general and administrative expenses as a percentage of homebuilding revenue improved to 3.1% in the first quarter of 2017 from 3.4% in the same period a year ago primarily driven by the continued achievement of favorable cost leverage by effectively managing costs while growing the revenue of the business.

The number of new housing contracts signed, net of cancellations, during the three months ended March 31, 2017 decreased 2.6% to 664 units, compared to 682 units during the same period in 2016.  The decrease in housing contracts was primarily attributable to the decrease in selling communities to 55 from 60, partially offset by higher absorption at existing communities.  The average sales price on contracts signed in the first quarter of 2017 increased 4.9% to approximately $323,000 from approximately $308,000 in the first quarter of 2016.  The aggregate dollar value of the contracts signed during the first quarter increased 2.3% to $214.8 million, compared to $209.9 million during the same period one year ago.  The backlog value of homes under contract but not yet closed as of March 31, 2017 decreased 8.9% to $305.1 million on 905 units, compared to $334.8 million on 1,053 units as of March 31, 2016.

The Company will hold a conference call and webcast on Friday, April 28, 2017 to discuss its first quarter financial results.  The conference call will begin at 8:30 a.m. EDT.  The conference call can be accessed live over the telephone by dialing (877) 643-7158 or for international callers by dialing (914) 495-8565; please dial-in 10 minutes before the start of the call. A replay will be available on April 28, 2017 beginning at 11:30 a.m. EDT and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the conference ID is 6873028. The telephonic replay will be available until May 5, 2017. The webcast, which can be accessed by going to the Investor Relations section of AV Homes’ website at www.avhomesinc.com, is accompanied by an Investor Presentation.  A replay of the original webcast will be available shortly after the call.

AV Homes, Inc. is engaged in homebuilding and community development in Florida, the Carolinas and Arizona. Its principal operations are conducted in the greater Orlando, Jacksonville, Phoenix, Charlotte and Raleigh markets. The Company builds communities that serve both active adults (55 years and older) as well as people of all ages. AV Homes common shares trade on NASDAQ under the symbol AVHI. For more information, visit www.avhomesinc.com.

This news release, the conference call, webcast and other related items contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements, which include references to our outlook for 2017, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the cyclical nature of the homebuilding industry and its dependence on broader economic conditions; availability and suitability of undeveloped land and improved lots; our ability to develop communities within expected timeframes; increases in interest rates and availability of mortgage financing; the prices and supply of building materials; the availability and skill of subcontractors; competition for home buyers, properties, financing, raw materials and skilled labor; our ability to access sufficient capital; our ability to generate sufficient cash to service our indebtedness; terms of our financing documents that may restrict our operations and corporate actions; fluctuations in interest rates; our current level of indebtedness and potential need for additional financing; our ability to purchase outstanding notes upon certain fundamental changes; our ability to obtain letters of credit and surety bonds; cancellations of home sale orders; the geographic concentration of our operations; inflation affecting homebuilding costs or deflation affecting declines in spending and borrowing levels; our ability to successfully integrate acquired businesses and recognize anticipated benefits; elimination or reduction of tax benefits associated with home ownership; warranty and construction defect claims; health and safety incidents in homebuilding activities; the seasonal nature of our business; impacts of weather conditions and natural disasters; resource shortages and rate fluctuations; value and costs related to our land and lot inventory; overall market supply and demand for new homes; our ability to recover our costs in the event of reduced home sales; conflicts of interest involving our largest stockholder; contractual restrictions under a stockholders agreement with our largest stockholder; dependence on our senior management; effect of our expansion efforts on our cash flows and profitability; effects of government regulation of development and homebuilding projects; development liabilities that may impose payment obligations on us; our ability to utilize our deferred income tax asset; impact of environmental changes and governmental actions in response to environmental changes; dependence on digital technologies and related cyber risks; future sales or dilution of our equity; impairment of intangible assets; and other factors described in our most recent Annual Report on Form 10-K for and our other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov.  Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release, the conference call, the Investor Presentation and the webcast. AV Homes disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Contact:

Mike Burnett

EVP, Chief Financial Officer

480-214-7408

m.burnett@avhomesinc.com

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations and Comprehensive Income

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues
Homebuilding	$148,660	$121,233
Amenity and other	4,637	2,782
Land sales	2,251	75
Total revenues	155,548	124,090

Expenses
Homebuilding cost of revenues	122,865	98,997
Amenity and other	4,330	2,586
Land sales	982	16
Total real estate expenses	128,177	101,599
Selling, general and administrative expenses	22,371	20,384
Interest income and other	(5)	(24)
Interest expense	837	1,272
Total expenses	151,380	123,231

Income before income taxes	4,168	859
Income tax expense	1,729	68
Net income and comprehensive income	$2,439	$791

Basic earnings per share	$0.11	$0.04
Basic weighted average shares outstanding	22,471	22,390

Diluted earnings per share	$0.11	$0.04
Diluted weighted average shares outstanding	22,718	22,626

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$58,595	$67,792
Restricted cash	1,546	1,231
Receivables	6,237	10,827
Land and other inventories	599,169	584,408
Property and equipment, net	33,655	33,680
Investments in unconsolidated entities	1,186	1,172
Prepaid expenses and other assets	9,607	11,581
Deferred tax assets, net	108,592	110,257
Goodwill	19,285	19,285
Total assets	$837,872	$840,233

Liabilities and Stockholders’ Equity

Liabilities
Accounts payable	$39,034	$37,387
Accrued and other liabilities	23,863	34,298
Customer deposits	13,042	9,979
Estimated development liability	32,014	32,102
Senior debt, net	276,062	275,660
Total liabilities	384,015	389,426

Stockholders’ equity
Common stock, par value $1 per share	22,553	22,624
Additional paid-in capital	402,293	401,558
Retained earnings	32,030	29,644
	456,876	453,826
Treasury stock	(3,019)	(3,019)
Total stockholders’ equity	453,857	450,807
Total liabilities and stockholders’ equity	$837,872	$840,233

AV HOMES, INC. AND SUBSIDIARIES

Unaudited Supplemental Information

(in thousands)

The following table represents interest incurred, interest capitalized, and interest expense for the three months ended March 31, 2017 and 2016:

	Three Months Ended
	March 31,
	2017	2016
Interest incurred	$6,205	$6,853
Interest capitalized	(5,368)	(5,581)
Interest expense	$837	$1,272

The following table represents depreciation and amortization expense and the amortization of previously capitalized interest for the three months ended March 31, 2017 and 2016:

	Three Months Ended
	March 31,
	2017	2016
Depreciation and amortization (1)	$881	$851
Amortization of previously capitalized interest	4,485	3,126

(1) Depreciation and amortization does not include the amortization of debt issuance costs, which is recorded in interest expense.

The following table represents a reconciliation of the net income and weighted average shares outstanding for the calculation of basic and diluted earnings per share for the three months ended March 31, 2017 and 2016:

	Three Months Ended
	March 31,
	2017	2016
Numerator:
Basic net income	$2,439	$791
Effect of dilutive securities	—	—
Diluted net income	$2,439	$791

Denominator:
Basic weighted average shares outstanding	22,471	22,390
Effect of dilutive securities	247	236
Diluted weighted average shares outstanding	22,718	22,626

Basic earnings per share	$0.11	$0.04
Diluted earnings per share	$0.11	$0.04

The following table provides a comparison of certain financial data related to our operations for the three months ended March 31, 2017 and 2016 (in thousands):

	Three Months Ended
	March 31,
	2017	2016
Operating income:
Florida
Revenues:
Homebuilding	$70,487	$66,047
Amenity and other	4,637	2,782
Land sales	1,469	75
Total revenues	76,593	68,904
Expenses:
Homebuilding cost of revenues	55,994	51,917
Homebuilding selling, general and administrative	9,298	9,208
Amenity and other	4,307	2,554
Land sales	196	16
Segment operating income	$6,798	$5,209

Carolinas
Revenues:
Homebuilding	$46,845	$33,512
Land sales	782	—
Total revenues	47,627	33,512
Expenses:
Homebuilding cost of revenues	40,133	28,534
Homebuilding selling, general and administrative	5,023	4,047
Land sales	786	—
Segment operating income	$1,685	$931

Arizona
Revenues:
Homebuilding	$31,328	$21,674
Total revenues	31,328	21,674
Expenses:
Homebuilding cost of revenues	26,738	18,546
Homebuilding selling, general and administrative	3,371	3,042
Amenity and other	23	32
Segment operating income	$1,196	$54

Operating income	$9,679	$6,194

Unallocated income (expenses):
Interest income and other	5	24
Corporate general and administrative expenses	(4,679)	(4,087)
Interest expense	(837)	(1,272)
Income before income taxes	4,168	859
Income tax expense	1,729	68
Net income	$2,439	$791

Data from closings for the Florida, Carolinas and Arizona segments for the three months ended March 31, 2017 and 2016 is summarized as follows (dollars in thousands):

			Average
	Number		Price
For the three months ended March 31,	of Units	Revenues	Per Unit
2017
Florida	247	$70,487	$285
Carolinas	122	46,845	384
Arizona	93	31,328	337
Total	462	$148,660	322

2016
Florida	251	$66,047	$263
Carolinas	96	33,512	349
Arizona	81	21,674	268
Total	428	$121,233	283

Data from contracts signed for the Florida, Carolinas and Arizona segments for the three months ended March 31, 2017 and 2016 is summarized as follows (dollars in thousands):

	Gross
	Number		Contracts		Average
	of Contracts		Signed, Net of	Dollar	Price Per
For the three months ended March 31,	Signed	Cancellations	Cancellations	Value	Unit
2017
Florida	402	(39)	363	$105,046	$289
Carolinas	205	(20)	185	70,315	380
Arizona	141	(25)	116	39,425	340
Total	748	(84)	664	$214,786	323

2016
Florida	444	(64)	380	$105,695	$278
Carolinas	187	(13)	174	64,927	373
Arizona	169	(41)	128	39,315	307
Total	800	(118)	682	$209,937	308

Backlog for the Florida, Carolinas and Arizona segments as of March 31, 2017 and 2016 is summarized as follows (dollars in thousands):

			Average
	Number	Dollar	Price
As of March 31,	of Units	Volume	Per Unit
2017
Florida	458	$135,832	$297
Carolinas	255	103,761	407
Arizona	192	65,549	341
Total	905	$305,142	337

2016
Florida	545	$156,464	$287
Carolinas	228	88,177	387
Arizona	280	90,170	322
Total	1,053	$334,811	318